UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2010

CYBERDEFENDER CORPORATION
(Exact name of registrant as specified in its charter)

California	333-138430	65-1205833
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

617 West 7th Street, Suite 1000, Los Angeles, California		90017
(Zip Code)

Registrant’s telephone number, including area code:		(213) 689-8631

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On April 1, 2010, CyberDefender Corporation (the “Company”) and GR Match, LLC (“GRM”), an affiliate of Guthy-Renker LLC, entered into a License Agreement (the “License Agreement”) whereby the Company granted to GRM an exclusive royalty-bearing license to market, sell and distribute, in the United States through retail channels of distribution (such as retail stores, online retail storefronts, kiosks, counters and other similar retail channels) and television shopping channels (such as QVC and Home Shopping Network), and in certain foreign countries through retail channels, television shopping channels, direct response television and radio, and Internet websites associated with such marketing channels (other than www.cyberdefender.com), the Company’s line of antivirus and Internet security products or services (the “License”).  GRM is an existing security holder of the Company which holds shares of common stock and vested warrants constituting, in the aggregate, approximately 17% of the Company’s outstanding fully-diluted common stock, calculated pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934.  Additionally, Bennet Van de Bunt, a member of the Company’s board of directors, is the Manager of GRM and an affiliate Guthy-Renker LLC.

In consideration of the License, GRM will pay royalties to the Company on a product-by-product basis for each annual subscription and each annual renewal by end users of the products covered by the License Agreement.  The royalties will be paid on a quarterly basis.  Upon the achievement of certain milestones or conditions in the License Agreement, GRM will make annual advances of royalties to the Company in the amount of $250,000 per year.  If GRM fails to pay an annual advance when due, and if certain other conditions are met, the License shall become non-exclusive.

The License Agreement provides that GRM and the Company will share costs associated with localizing products and related material to comport to the language, laws and/or customs of foreign countries, subject to certain caps on GRM’s expenses with respect to such localization efforts.

Under the License Agreement, the Company will provide customer service and all product and technical support services to end users of the products in the United States and will retain all revenue from such services.  Additionally, with respect to each foreign country in which GRM markets the products, the Company will have the right to provide customer service and all product and technical support services to end users of the products in such foreign country.  If the Company chooses not to provide such services in such foreign country, GRM may designate a third party to provide such services.

The License Agreement also provides that, after certain conditions are met, the Company has the right to buy back and terminate the License (and the related rights of GRM) as it relates to the territory of United States (the “Domestic Buy-Out Right”) and/or to the collective territories outside of the United States (the “International Buy-Out Right”).  The price to be paid by the Company in connection with the Domestic Buy-Out Right or International Buy-Out Right, as applicable, will be based on a combination of factors, including (i) the annualized gross revenue earned by GRM in connection with the sale and distribution of products in the applicable territory being “bought out” by the Company (the “Annualized Gross Revenue”), (ii) the enterprise value of the Company, (iii) the gross revenue of the Company for the 12 months preceding its exercise of such buy-out right and/or (iv) the fair market value of GRM’s rights under the License Agreement (with respect to the territory being “bought out” by the Company).   In no case, however, will the buy-out price be less than (a) 1.5 times the Annualized Gross Revenue, if the applicable buy-out right is exercised within one year of such right becoming exercisable, or (b) 3.0 times the Annualized Gross Revenue, if the applicable buy-out right is exercised at any time after the one-year anniversary of such right becoming exercisable.  The buy-out price will be payable in cash or in shares of the Company’s common stock, or any combination thereof, at GRM’s discretion.

The License Agreement includes standard representations and warranties from the Company, including that the Company’s intellectual property associated with the licensed products is valid and does not infringe any third party’s intellectual property.  Each of the Company and GRM has agreed to indemnify the other for any losses attributed to, among other things, breaches by the indemnifying party of its representation, warranties or covenants in the License Agreement.

The License Agreement may be terminated by mutual consent of the parties.  The License Agreement may also be terminated by either party upon a default of the other party under the License Agreement that remains uncured for 30 days following notice of such default.  Additionally, GRM may terminate the License Agreement at any time for convenience, provided that GRM may not market any antivirus or Internet security products or services that compete with the Company’s products or services in the distribution channels covered by the License Agreement for one year following such a termination for convenience.  Upon the termination of the License Agreement, the License shall terminate, provided that GRM shall be able to sell product inventory and fill product orders for 150 days following termination.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

99.1	Press release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2010
CYBERDEFENDER CORPORATION

	By:	/s/ Gary Guseinov
Gary Guseinov
Chief Executive Officer